Exhibit 10.6

December 21, 2021

Giga-tronics Incorporated
5990 Gleason Drive

Dublin, CA 94568

Ladies and Gentlemen:

Reference is made to that certain Severance Agreement dated March 19, 2019 (“Severance Agreement”) by and between the undersigned and Giga-tronics Incorporated, a California corporation (the “Company”).

The Company expects to enter into a Share Exchange Agreement (the “SEA”) with Ault Global Holdings, Inc. (“Ault”) and Gresham Worldwide, Inc. (“GWW”), which is a subsidiary of Ault. The SEA contemplates that, among other things, the Company will acquire GWW from Ault in exchange for issuing shares of the Company’s common stock and preferred stock (the “Transaction”). In the Transaction, Ault will acquire voting securities representing greater than 50% of the voting power of the Company’s outstanding voting securities, which would constitute a “Change of Control” as defined in the Severance Agreement.

GWW’s leadership team is committed to creating and maintaining the EW division under the leadership of Armand Pantalone and Dan Kirby. They share Armand’s and Dan’s conviction about the future of the work they are planning to do.

Therefore, notwithstanding anything to the contrary in the Severance Agreement, the undersigned acknowledges and agrees that Good Reason, as such term is defined in the Severance Agreement, shall not be triggered, and the undersigned shall have no right to terminate the undersigned’s employment for Good Reason, solely as a result of the occurrence of the Transaction and/or changes to undersigned’s title, authority, duties, or responsibilities or changes in the authority, duties, or responsibilities of the supervisor to whom undersigned is required to report, provided that the undersigned continues to lead the EW division with Armand Pantalone and Dan Kirby.

In exchange for this waiver, the Company will award the undersigned 10,000 shares of restricted of the Company’s common stock pursuant to the Company’s Equity Incentive Plan, which award will vest in full on the first anniversary of the date of this wavier.

Sincerely,

By:	/s/ A. Pantalone
Name:	Armand Pantalone

Acknowledged and agreed by Giga-tronics Incorporated
this 22th day of December, 2021:

By:	/s/ John Regazzi
John Regazzi
President and Chief Executive Officer